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                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 31, 1996) pertaining to the American States Financial Corporation Employees' Savings and Profit-Sharing Plan of our report dated January 31, 1996 (except for Note 1, as to which the date is May 16, 1996 and
Note 16, as to which the date is February 14, 1996) with respect to the consolidated financial statements of American States Financial Corporation included in the prospectus dated May 22, 1996, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

                                                   /s/ Ernst & Young LLP
                                                   ERNST & YOUNG LLP

Indianapolis, Indiana
May 30, 1996